Term sheet No. 811J
To underlying supplement No. 1 dated September 29, 2009,
product supplement J dated September 29, 2009,
prospectus supplement dated September 29, 2009,
and prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated February 3, 2010; Rule 433
Deutsche Bank AG, London Branch
Capped Buffered Underlying Securities (BUyS) Linked to a Basket of Equity Components due February 22*, 2012
General
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Capped Buffered Underlying Securities (BUyS) Linked to a Basket of Equity Components due February 22*, 2012 (the “BUyS”) are designed for investors who seek a return at maturity of 130.00% of the appreciation, if any, of a basket of equity components, up to a Basket Return Cap (as defined below) of between 17.69% and 22.31% (to be determined on the Trade Date). Investors should be willing to forgo coupon and dividend payments during the term of the BUyS and to lose up to 90.00% of their initial investment.  Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due on or about February 22*, 2012.
•	Denominations of $1,000 (the “Face Amount”) and minimum initial investments of $1,000.
•	The BUyS are expected to price on or about February 17*, 2010 (the “Trade Date”) and are expected to settle three business days later on or about February 22*, 2010 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:
The BUyS are linked to a basket consisting of the S&P 500® Index, the Russell 2000® Index, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund (each, a “Basket Component” and collectively, the “Basket Components”).

Basket Component	Ticker Symbol	Component Weighting	Initial Component Level†
S&P 500® Index	SPX	25.00%
Russell 2000® Index	RTY	25.00%
iShares® MSCI EAFE Index Fund	EFA	25.00%
iShares® MSCI Emerging Markets Index Fund	EEM	25.00%
† The Initial Component Levels will be set on the Trade Date
Payment at Maturity:
•  If the Final Basket Level is greater than or equal to the Initial Basket Level, you will receive a cash payment per $1,000 Face Amount of BUyS that provides you with a return on your investment equal to the Basket Return multiplied by the Participation Rate, subject to the Maximum Return. Accordingly, subject to the Maximum Return, your payment at maturity per $1,000 Face Amount will be calculated as follows:

$1,000 + ($1,000 x Basket Return x Participation Rate)
• If the Final Basket Level is less than the Initial Basket Level, and the difference is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 Face Amount.

•  If the Final Basket Level is less than the Initial Basket Level, and the difference is greater than the Buffer Level, you will lose 1% of the Face Amount of your BUyS for every 1% that the decline in the Basket exceeds the Buffer Level. Accordingly, if the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Level, your payment at maturity per $1,000 Face Amount will be calculated as follows:
$1,000 + [$1,000 × (Basket Return + Buffer Level)]

If the Final Basket Level is less than the Initial Basket Level by an amount greater than the Buffer Level, you could lose up to $900.00 per $1,000 Face Amount of BUyS.
Basket Return:	Subject to the Basket Return Cap, the Basket Return, expressed as a percentage, will equal: Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	100
Final Basket Level:
The Basket closing level will be calculated as follows:
100 x [1  + (S&P 500® Index return x 25.00%) + (Russell 2000® Index return x 25.00%) + (iShares® MSCI EAFE Index Fund return x 25.00%) + (iShares® MSCI Emerging Markets Index Fund return x 25.00%)]
The return for each Basket Component which is an index is the percentage change from the respective Initial Component Level to the respective index closing level on the Final Valuation Date. The return for each Basket Component which is an exchange traded fund is the percentage change from the respective Initial Component Level to the closing price of one share of the Basket Component on the Final Valuation Date multiplied by the then-current Share Adjustment Factor for that Basket Component.

Buffer Level:	10.00%
Participation Rate:	130.00% upside participation
Basket Return Cap:	17.69% – 22.31% (to be determined on the Trade Date)
Maximum Return:	23.00% – 29.00% (equal to the Participation Rate multiplied by the Basket Return Cap, which will be determined on the Trade Date)
Share Adjustment Factor:
Initially 1.0, subject to adjustment for certain actions affecting the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund (together, the “Funds”).  See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement.

Trade Date:	February 17*, 2010
Final Valuation Date:	February 16*, 2012, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement.
Maturity Date:	February 22*, 2012, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement.
Listing:	The BUyS will not be listed on any securities exchange.
CUSIP / ISIN:	2515A0 2J 1 / US2515A02J19
* Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the BUyS remains the same.
Investing in the BUyS involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-7 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the BUyS or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$	$
Total	$	$	$
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this term sheet.  The BUyS will be sold with varying underwriting discounts and commissions in an amount not to exceed $13.00 per $1,000.00 BUyS.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this term sheet.
The BUyS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Deutsche Bank Securities

ADDITIONAL TERMS SPECIFIC TO THE BUYS

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You should read this term sheet together with underlying supplement No. 1 dated September 29, 2009, product supplement J dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these BUyS are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement J dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200235/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the BUyS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the BUyS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the BUyS.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

What Is the Payment Amount on the BUyS at Maturity Assuming a Range of Performance for the Basket?

The table below illustrates the payment at maturity per BUyS Face Amount for a hypothetical range of performance for the Basket from -100.00% to +100.00% and assumes a Participation Rate of 130.00%, a Buffer Level of 10.00%, a Basket Return Cap of 20.00% and a Maximum Return of 26.00% (the actual Basket Return Cap and Maximum Return will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Level	Percentage Change in Basket	Basket Return (%)	Payment at Maturity ($)	Return on BUyS (%)
200.00	100.00%	20.00%	$1,260.00	26.00%
175.00	75.00%	20.00%	$1,260.00	26.00%
150.00	50.00%	20.00%	$1,260.00	26.00%
140.00	40.00%	20.00%	$1,260.00	26.00%
125.00	25.00%	20.00%	$1,260.00	26.00%
120.00	20.00%	20.00%	$1,260.00	26.00%
110.00	10.00%	10.00%	$1,130.00	13.00%
102.00	2.00%	2.00%	$1,026.00	2.60%
101.00	1.00%	1.00%	$1,013.00	1.30%
100.00	0.00%	0.00%	$1,000.00	0.00%
99.00	-1.00%	-1.00%	$1,000.00	0.00%
98.00	-2.00%	-2.00%	$1,000.00	0.00%
90.00	-10.00%	-10.00%	$1,000.00	0.00%
85.00	-15.00%	-15.00%	$950.00	-5.00%
80.00	-20.00%	-20.00%	$900.00	-10.00%
70.00	-30.00%	-30.00%	$800.00	-20.00%
50.00	-50.00%	-50.00%	$600.00	-40.00%
25.00	-75.00%	-75.00%	$350.00	-65.00%
0.00	-100.00%	-100.00%	$100.00	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Initial Basket Level of 100 to the Final Basket Level of 110.00. Because the Basket percentage change of 10% is less than the Basket Return Cap of 20.00%, the investor receives a payment at maturity of $1,130.00 per BUyS Face Amount calculated as follows:

Payment at maturity = $1,000.00 + ($1,000.00 x 10.00% x 130.00%) = $1,130.00

Example 2: The level of the Basket increases from the Initial Basket Level of 100 to the Final Basket Level of 125.00. Because the Basket percentage change of 25% is greater than the Basket Return Cap of 20.00%, the investor receives a payment at maturity of $1,260.00 per BUyS Face Amount, the maximum payment on the BUyS.

Payment at maturity = $1,000.00 + ($1,000.00 x 20.00% x 130.00%) = $1,260.00

Example 3: The level of the Basket declines from the Initial Basket Level of 100 to the Final Basket Level of 98.00. Because the 2% decline in the Basket from the Initial Basket Level of 100 to the Final Basket Level of 98.00 does not exceed the Buffer Level of 10.00%, the investor receives a payment at maturity of $1,000.00 per BUyS Face Amount.

Payment at maturity = $1,000.00

Example 4: The level of the Basket declines from the Initial Basket Level of 100 to the Final Basket Level of 70.00.  Because the 30% decline in the Basket from the Initial Basket Level of 100 to the Final Basket Level of 70.00 exceeds the Buffer Level of 10.00%, the investor receives a payment at maturity of $800.00 per BUyS Face Amount calculated as follows:

Payment at maturity = $1,000.00 + [$1,000.00 x (-30.00% + 10.00%)] = $800.00

Example 5: The level of the Basket declines from the Initial Basket Level of 100 to the Final Basket Level of 0. Because the decline in the Basket from the Initial Basket Level of 100 to the Final Basket Level of 0 exceeds the Buffer Level of 10.00%, the investor receives a payment at maturity of $100.00 per BUyS Face Amount calculated as follows:

Payment at maturity = $1,000.00 + [$1,000.00 x  (-100.00% + 10.00%)] = $100.00

What Is the Payment at Maturity on the BUyS for Three Hypothetical Scenarios?

The table and calculations below illustrate the hypothetical payment at maturity per $1,000 BUyS Face Amount for three hypothetical scenarios and assume Initial Component Levels of 1,090.00 for the S&P 500® Index, 610.00 for the Russell 2000® Index, 54.00 for the iShares® MSCI EAFE Index Fund and 40.00 for the iShares® MSCI Emerging Markets Index Fund. The actual Initial Component Levels will be set on Trade Date. The scenarios illustrate how, even where there is a positive return on one Basket Component, negative returns on other Basket Components may outweigh the positive return, and the return on the BUyS may be negative. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the BUyS are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Scenario 1
Basket Component	S&P 500® Index	Russell 2000® Index	iShares® MSCI EAFE Index Fund	iShares® MSCI Emerging Markets Index Fund
Initial Component Level	1,090.00	610.00	54.00	40.00
Final Component Level	1,744.00	957.70	47.52	46.00
Basket Component Return	60.00%	57.00%	-12.00%	15.00%
Component Weighting	25.00%	25.00%	25.00%	25.00%
Contribution to Basket	15.00%	14.25%	-3.00%	3.75%
Final Basket Level	130.00
Percentage Change in Basket Level	30.00%
Basket Return	20.00%
Payment at Maturity	$1,260.00
Scenario 2
Basket Component	S&P 500® Index	Russell 2000® Index	iShares® MSCI EAFE Index Fund	iShares® MSCI Emerging Markets Index Fund
Initial Component Level	1,090.00	610.00	54.00	40.00
Final Component Level	654.00	378.20	58.32	36.00
Basket Component Return	-40.00%	-38.00%	8.00%	-10.00%
Component Weighting	25.00%	25.00%	25.00%	25.00%
Contribution to Basket	-10.00%	-9.50%	2.00%	-2.50%
Final Basket Level	80.00
Percentage Change in Basket Level	-20.00%
Basket Return	-20.00%
Payment at Maturity	$900.00
Scenario 3
Basket Component	S&P 500® Index	Russell 2000® Index	iShares® MSCI EAFE Index Fund	iShares® MSCI Emerging Markets Index Fund
Initial Component Level	1,090.00	610.00	54.00	40.00
Final Component Level	872.00	494.10	56.16	38.00
Basket Component Return	-20.00%	-19.00%	4.00%	-5.00%
Component Weighting	25.00%	25.00%	25.00%	25.00%
Contribution to Basket	-5.00%	-4.75%	1.00%	-1.25%
Final Basket Level	90.00
Percentage Change in Basket Level	-10.00%
Basket Return	-10.00%
Payment at Maturity	$1,000.00
The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Scenario 1: Scenario 1 assumes hypothetical returns of 60.00%, 57.00%, -12.00% and 15.00% for the S&P 500® Index, the Russell 2000® Index, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund, respectively. The Basket Return is calculated as follows:

Final Basket Level	=
100 x [1 + (S&P 500® Index Return x S&P 500® Index Weighting)+ (Russell 2000® Index Return x Russell 2000® Index Weighting)+ (iShares® MSCI EAFE Index Fund Return x iShares® MSCI EAFE Index Fund Weighting)+ (iShares® MSCI Emerging Markets Index Fund Return x iShares® MSCI Emerging Markets Index Fund Weighting)]

	=	100 x [1 + (60.00% x 25.00%)+ (57.00% x 25.00%)+ (-12.00% x 25.00%)+ (15.00% x 25.00%)]

	=	130.00

Because the Final Basket Level of 130.00 is greater than the Initial Basket Level of 100 and the Basket Return is limited to the Basket Return Cap, the investor receives a payment at maturity of $1,260.00 per $1,000 BUyS face amount, which is equal to the Maximum Return on the BUyS, as follows:

Payment at Maturity	=	$1,000 + ($1,000 x Basket Return x Participation Rate), subject to the Maximum Return

	=	$1,000 + ($1,000 x 20.00% x 130.00%)

	=	$1,260.00

Scenario 2: Scenario 2 assumes hypothetical returns of -40.00%, -38.00%, 8.00% and -10.00% for the S&P 500® Index, the Russell 2000® Index, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund, respectively. The Basket Return is calculated as follows:

Final Basket Level	=
100 x [1 + (S&P 500® Index Return x S&P 500® Index Weighting)+ (Russell 2000® Index Return x Russell 2000® Index Weighting)+ (iShares® MSCI EAFE Index Fund Return x iShares® MSCI EAFE Index Fund Weighting)+ (iShares® MSCI Emerging Markets Index Fund Return x iShares® MSCI Emerging Markets Index Fund Weighting)]

	=	100 x [1 + (-40.00% x 25.00%)+ (-38.00% x 25.00%)+ (8.00% x 25.00%)+ (-10.00% x 25.00%)]

	=	80.00

Because the Final Basket Level of 80.00 is less than the Initial Basket Level of 100, and the Final Basket Level has declined from the Initial Basket Level by more than the Buffer Level of 10.00%, the investor will receive a payment at maturity of $900.00 per $1,000 BUyS face amount calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 x (Basket Return + Buffer Level))

	=	$1,000 + ($1,000 x (-20.00% + 10.00%))

	=	$900.00

In this example, even though the iShares® MSCI EAFE Index Fund is positive, the negative returns on the other Basket Components outweigh the positive return on the iShares® MSCI EAFE Index Fund and the Basket Return is less than -10.00%. As a result, the return on the BUyS is negative.

Scenario 3: Scenario 3 assumes hypothetical returns of -20.00%, -19.00%, 4.00% and -5.00% for the S&P 500® Index, the Russell 2000® Index, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund, respectively. The Basket Return is calculated as follows:

Final Basket Level	=
100 x [1 + (S&P 500® Index Return x S&P 500® Index Weighting)+ (Russell 2000® Index Return x Russell 2000® Index Weighting)+ (iShares® MSCI EAFE Index Fund Return x iShares® MSCI EAFE Index Fund Weighting)+ (iShares® MSCI Emerging Markets Index Fund Return x iShares® MSCI Emerging Markets Index Fund Weighting)]

	=	100 x [1 + (-20.00% x 25.00%)+ (-19.00% x 25.00%)+ (4.00% x 25.00%)+ (-5.00% x 25.00%)]

	=	90.00

Because the Final Basket Level of 90.00 is less than the Initial Basket Level of 100, and the Final Basket Level has declined from the Initial Basket Level by an amount less than or equal to the Buffer Level of 10.00%, the investor receives a payment at maturity of $1,000 per $1,000 BUyS face amount.

Selected Purchase Considerations

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THE APPRECIATION POTENTIAL OF THE BUYS IS LIMITED – You will not benefit from any appreciation of the Basket beyond the Basket Return Cap of between 17.69% and 22.31% (to be determined on the Trade Date), and therefore the maximum payment you can receive is between $1,230.00 and $1,290.00 (to be determined on the Trade Date) for each $1,000 Face Amount of BUyS. Because the BUyS are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the Face Amount of your BUyS is protected against a decline in the Final Basket Level, as compared to the Initial Basket Level, of up to the Buffer Level, subject to our ability to pay our obligations as they become due. If such decline is more than the Buffer Level of 10.00%, for every 1% decline beyond the Buffer Level, you will lose an amount equal to 1% of the Face Amount of your BUyS. For example, a Basket Return of -20.00% will result in a 10% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF A WEIGHTED BASKET OF COMPONENTS – The return on the BUyS, which may be positive or negative, is linked to a basket consisting of the S&P 500® Index, the Russell 2000® Index, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500 Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – Russell 2000® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

The iShares® MSCI EAFE Index Fund

The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund. The iShares® MSCI EAFE Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index. The iShares® MSCI EAFE Index Fund trades on the NYSE under the ticker symbol “EFA.” It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE® Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in this fund, the fees and expenses of the fund or due to other circumstances. This section is a summary only of the iShares® MSCI

EAFE Index Fund. For more information on the iShares Exchange Traded Funds, including information concerning calculation methodology and adjustment policy, please see the section entitled “The iShares Exchange Traded Funds – Methodology” in the accompanying underlying supplement No. 1 dated September 29, 2009.  For more information on the MSCI EAFE® Index, please see the section entitled “The MSCI Indices – The MSCI EAFE® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  The MSCI Emerging Markets Index is designed to measure equity market performance in the global emerging markets. The iShares® MSCI Emerging Markets Index Fund trades on the NYSE under the ticker symbol “EEM.” It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in this fund, the fees and expenses of the fund or due to other circumstances. This section is a summary only of the iShares® MSCI Emerging Markets Index Fund. For more information on the iShares® MSCI Emerging Markets Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the BUyS are uncertain, we believe it is reasonable to treat the BUyS as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not recognize taxable income or loss prior to the maturity of your BUyS, other than pursuant to a sale or exchange. Your gain or loss on the BUyS should be capital gain or loss and should be long-term capital gain or loss if you have held the BUyS for more than one year, subject to the potential application of the “constructive ownership” regime discussed below. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the BUyS, the tax consequences of ownership and disposition of the BUyS might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

Even if the treatment of the BUyS as prepaid financial contracts is respected, the BUyS could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the BUyS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain”. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the BUyS, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.

In addition, in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the BUyS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the BUyS.

For a discussion of certain German tax considerations relating to the BUyS, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the BUyS (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the BUyS involves significant risks. Investing in the BUyS is not equivalent to investing directly in the Basket Components or in any of the components underlying the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE BUYS IS PROTECTED ONLY TO THE EXTENT OF THE BUFFER LEVEL, SUBJECT TO OUR CREDITWORTHINESS – The BUyS do not guarantee any return of your initial investment in excess of $100.00 per $1,000 BUyS Face Amount. The return on the BUyS at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any decline in the Basket level in excess of the Buffer Level. Accordingly, you could lose up to $900.00 for each $1,000 that you invest. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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THE RETURN ON YOUR BUYS IS LIMITED BY THE BASKET RETURN CAP – As a holder of the BUyS, you will not benefit from any appreciation of the Basket beyond the Basket Return Cap of between 17.69% and 22.31% (to be determined on the Trade Date). Consequently, the BUyS are subject to a Maximum Return of between 23.00% and 29.00% (to be determined on the Trade Date) and your payment at maturity will be limited to a maximum payment of between  $1,230.00 and $1,290.00 for each $1,000 Face Amount of BUyS you hold, regardless of any further appreciation of the Basket, which may be significant.

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THE BUYS ARE SUBJECT TO OUR CREDITWORTHINESS — An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the value of the BUyS. The payment at maturity on the BUyS is subject to our creditworthiness.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE BUYS ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE – While the payment at maturity described in this term sheet is based on the full Face Amount of your BUyS, the original Issue Price of the BUyS includes the agents’ commission and the cost of hedging our obligations under the BUyS through one or more of our affiliates.  Therefore, the value of the BUyS on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original Issue Price.  The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the BUyS after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions.  The BUyS are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your BUyS to maturity.

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THE BUYS WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY – The BUyS will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the BUyS in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the BUyS easily. Because other dealers are not likely to make a secondary market for the BUyS, the price at which you may be able to trade your BUyS is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the BUyS.

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CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — Price movements in the Basket Components may not correlate with each other. At a time when the levels of some of the Basket Components increase, the levels of other Basket Components may not increase as much or may decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Components may be moderated, offset or more than offset by lesser increases or declines in the levels of the other Basket Components.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the BUyS, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Basket Components or holders of shares of the Funds would have.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE BUYS. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE BASKET TO WHICH THE BUYS ARE LINKED OR THE VALUE OF THE BUYS – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the BUyS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the BUyS. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the BUyS. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the BUyS and each Basket Component to which the BUyS are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE BUYS – We and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUYS – In addition to the levels of the Basket Components on any day, the value of the BUyS will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of each Basket Component;

•	the time remaining to maturity of the BUyS;

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the dividend rate on the stocks held by the Funds (while not paid to holders of the BUyS, dividend payments on the stocks held by the Funds may influence the market price of the shares of the Funds and the market value of options on exchange traded fund shares and, therefore, affect the value of the BUyS);

•	the occurrence of certain events affecting the Funds that may or may not require an anti-dilution adjustment;

•	the market price and dividend rate on the component stocks underlying each Basket Component;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying each Basket Component;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Basket Components and any changes to the component stocks underlying the Basket Components;

•	supply and demand for the BUyS; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make adjustments to the Share Adjustment Factors, which will initially be set at 1.0, for certain events affecting the shares of each Fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the BUyS may be materially and adversely affected.

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ADJUSTMENTS TO AN EXCHANGE TRADED FUND OR TO ITS UNDERLYING INDEX COULD ADVERSELY AFFECT THE VALUE OF THE BUYS – Blackrock Fund Advisors (“BFA”) is the investment advisor to the Funds, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of their respective underlying indices. The stocks included in these indices are each selected by MSCI Inc. (“MSCI”). The indices are calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying each index, which could change the value of such index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the stocks composing the Funds. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Funds, which could adversely affect the value of the BUyS.

•	THE EXCHANGE TRADED FUNDS AND THEIR INDICES ARE DIFFERENT – The performance of the Funds may not exactly replicate the performance of their respective underlying indices because the Funds will reflect transaction costs and fees that are not included in the calculation of the underlying indices. It is also possible that the Funds may not fully replicate or may in certain circumstances diverge significantly from the performance of their respective underlying indices due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. BFA may invest up to 10% of each Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the underlying index as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. The Funds may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to their respective underlying indices and in managing cash flows.

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CURRENCY EXCHANGE RISK – Because the Funds invest in stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact such exchanged traded funds’ returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to the Funds and have an adverse impact on the value of your BUyS.

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NON-U.S. SECURITIES MARKETS RISKS – Because foreign companies or foreign equity securities held by the Funds may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the securities involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the  securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

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EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY – The value of the BUyS is subject to the political and economic risks of emerging market countries by linking to the performance of the iShares® MSCI Emerging Markets Index Fund. The stocks held by the iShares® MSCI Emerging Markets Index Fund include companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the value and payment at maturity of your BUyS.

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PAST PERFORMANCE OF ANY BASKET COMPONENT, AN INDEX OR THE COMPONENT SECURITIES HELD BY A BASKET COMPONENT IS NO GUIDE TO FUTURE PERFORMANCE – The actual performance of the Basket Components, an index or the component securities held by a Basket Component over the life of the BUyS, as well as the amount payable at maturity, may bear little relation to the historical levels of the Basket Components, an index or the component securities held by a Basket Component, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Basket Components, an index or the component securities held by a Basket Component.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE BUYS ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the BUyS, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the BUyS are uncertain, and the IRS or a court might not agree with the treatment of the BUyS as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the BUyS, the tax consequences of ownership and disposition of the BUyS might be affected materially and adversely.

Even if the treatment of the BUyS as prepaid financial contracts is respected, the BUyS could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the BUyS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the BUyS.

In addition, as described above under “Tax Consequences,” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the BUyS. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the BUyS, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the BUyS (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The BUyS may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Basket;

•	You are willing to invest in the BUyS based on the Participation Rate, indicated Basket Return Cap (the actual Basket Return Cap will be set on the Trade Date) and Buffer Level;

•	You are willing to lose up to 90.00% of your initial investment;

•	You are willing and able to hold the BUyS to maturity;

•	You are willing to accept our credit risk; and

•	You do not seek current income from this investment.

The BUyS may not be suitable for you if:

•	You do not seek an investment with exposure to the Basket;

•	You are unwilling or unable to hold the BUyS to maturity;

•	You seek an investment that is protected against the loss of your initial investment beyond the Buffer Level;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

Historical Information

The following graphs show the historical performance of each of the Basket Components from August 28, 2003 through February 1, 2010. The closing level of the S&P 500® Index on February 1, 2010 was 1,089.19. The closing level of the Russell 2000® Index on February 1, 2010 was 609.25. The closing level of the iShares® MSCI EAFE Index Fund on February 1, 2010 was 53.48. The closing level of the iShares® MSCI Emerging Markets Index Fund on February 1, 2010 was 39.35. The fifth graph shows the retrospective performance of the Basket, calculated by setting the level of the Basket on February 1, 2010 equal to 100.

We obtained the various Basket Component closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of each Basket Component should not be taken as an indication of future performance, and no assurance can be given as to the Final Basket Level or Basket Return. We cannot give you assurance that the performance of the Basket will result in the return of your initial investment in excess of the Buffer Level.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the BUyS of up to 1.30% or $13.00 per $1,000 BUyS Face Amount. DBSI may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 BUyS Face Amount and may additionally pay fees of up to 0.80% or $8.00 per $1,000 BUyS Face Amount to certain other broker-dealers. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with NASD Rule 2720 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the BUyS against payment for the BUyS on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the BUyS more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.